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                                                                     Item 6(a)
                                                                  Exhibit 10.2

                             EMPLOYMENT AGREEMENT

         AGREEMENT made as of May 10, 1996 by and between GLOBAL
PHARMACEUTICAL CORPORATION, a Delaware corporation (hereinafter referred to as the "Corporation"), and PIETER GROENEWOUD (hereinafter referred to as "Executive").

         WHEREAS, the Corporation and the Executive are parties to that certain Employment Agreement, dated October 1, 1995 (the "Prior Agreement"); and

         WHEREAS, the Corporation and the Executive mutually desire to terminate the Prior Agreement, and replace such agreement with this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises set forth herein the parties hereto agree as follows:

                                  ARTICLE I.

                              Term of Employment

         A. Upon the terms and subject to the conditions set forth herein, the Corporation will employ Executive an the terms provided in this Agreement from May 20, 1996 (the "Effective Date"), until the date the employment of Executive shall terminate pursuant to Article IV or Article V. (The period during which Executive is employed hereunder is referred to

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            herein as the "term of employment.") Executive will work for the
            Corporation during the term of employment in accordance with, and subject to the terms and conditions of, this Agreement.

                                  ARTICLE II.

                                    Duties

         A. During the term of employment Executive will: (a) use his best efforts to promote the interests of the Corporation and devote his full time and efforts to its business and affairs;

         (b) perform such duties consistent with the offices described in subsection (c) below as the Corporation may from time to time assign to him; and

         (c) serve as the Vice President-Product Development reporting to the Corporation's Vice President-Operations, Chief Executive Officer and Board of Directors.

         B. During the term of employment, the Corporation will not cause Executive to be physically relocated outside of the Philadelphia, PA metropolitan area without his prior written consent, which consent will not unreasonably be withheld.

                                  ARTICLE III

                                 Compensation

         A. The Corporation will compensate Executive for the duties performed by him hereunder by payment of a salary (the

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            "Salary") at the rate of $90,000 per annum. The salary shall be payable in equal installments, which the Corporation shall pay at semi-monthly intervals or, at the Corporation's election, more frequently, and shall be subject to such payroll deductions as are required by law.

                                  ARTICLE IV.

                               Term; Termination

         A. Unless terminated sooner as hereinafter provided, the initial term of employment of Executive under this Agreement shall be for a period of three
(3) years from the Effective Date hereof (the "Initial Term"). The term of employment of Executive shall continue thereafter for an additional one year period commencing on the third anniversary of the Effective Date, unless either party has notified the other no later than three (3) months prior to that third anniversary that he or it does not wish to continue the term of employment of Executive under this Agreement or unless Executive's employment is terminated sooner as hereinafter provided. Thereafter, Executive's term of employment under this Agreement shall continue for additional one (1) year periods, unless either party has notified the other no later than three (3) months prior to the end of any of those additional one (1) year periods that he or it does not wish to continue Executive's term of employment under this Agreement or

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           unless Executive's term of employment is terminated sooner as hereinafter provided.

         B. The Corporation may terminate the employment of Executive hereunder (i) for "Cause" as defined below at any time and without prior notice or (ii) for any other reason on two (2) weeks notice in writing to Executive.

         1. If the Corporation terminates Executive's employment for Cause or pursuant to Article IV.D hereof then the Corporation shall, within fifteen
(15) days after the termination date, pay Executive all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date.

         2. If the Corporation terminates Executive's employment other than for Cause, then the Corporation shall, subject to the Executive's compliance with Article V hereof, pay Executive, as liquidated damages and not as a penalty, (a) within 15 days after the termination date, all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date and (b) continued Salary and benefits during the six-month period following the termination date.

         3. The phrase "Cause' means any of the following:

         (a) breach by Executive of Article V of this Agreement;

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         (b) material breach of any other provision of this Agreement by
Executive (other than any such breach resulting from Executive's incapacity due to physical or mental illness), if that breach is not remedied within 30 days after written notice to Executive describing the acts alleged to constitute Cause;

         (c) any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct by Executive against the Corporation; or

         (d) indictment of Executive for a felony or any conviction of, or guilty plea by Executive to, a crime involving moral turpitude if that crime of moral turpitude tends or would reasonably tend to bring the Corporation into disrepute.

         C. Executive my terminate his employment hereunder at any time for any reason on two (2) weeks written notice in writing to the Corporation.

         1. If Executive terminates his employment for other than "Good Reason" (as defined below), then the Corporation shall, within fifteen (15) days after the termination date, pay Executive all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date.

         2. If Executive terminates his employment with "Good Reason", then the Corporation shall, subject to

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          Executive's compliance with Article V hereof, pay Executive (i)
          within fifteen (15) days after the termination date, all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date and (ii) continued Salary and benefits during the six-month period following the termination date.

         3. The phrase "Good Reason" means a material breach of this Agreement by the Corporation which has not been cured within thirty (30) days after written notice thereof from the Executive.

         D. If Executive dies or becomes incapacitated, his employment hereunder shall terminate on the date of his death or incapacitation, as the case may be. For purposes hereof, the term "incapacitated" shall mean such mental or physical illness as shall render Executive incapable of substantially performing his duties hereunder on a regular basis at the Company's offices for a period of three (3) consecutive months or for a period of six (6) months in any twelve-month period, all as determined by a physician or psychiatrist, as the case may be, reasonably selected by the Company.

                                  ARTICLE V.

                                   Covenants

         A. While Executive is employed hereunder by the Corporation, he shall not, without the prior written consent of

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          the Corporation, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided however, that he may continue to own or may hereafter acquire up to 2% of the outstanding securities of any class of any publicly-owned company as well as passive investments in privately held entities which are not engaged in the pharmaceutical business.

         B. Executive shall treat as confidential and keep secret the affairs of the Corporation (including specifically the terms and conditions of this Agreement) and shall not at any time during the term of employment or thereafter, without the prior written consent of the Corporation, or unless required by law, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Corporation and its subsidiaries and affiliates any information of a confidential nature related in any way to the business of the Corporation or its subsidiaries or affiliates or their clients. Executive shall be entitled to disclose the terms of this Agreement to potential employers of Executive after the expiration of the term of employment and to lending institutions from whom Executive seeks to borrow.

         C. All records, papers and documents kept or made by Executive relating to the business of the Corporation or its

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          subsidiaries or affiliates or their clients shall be and remain the property of the Corporation.

         D. All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general everything of value conceived or created by him pertaining to the business of the Corporation or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Corporation, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Corporation, without further compensation, upon notice to him from the Corporation.

         E. Following the termination of Executive's employment hereunder (including the expiration of this Agreement) for any reason, Executive shall not, for a period of two (2) years from such termination solicit any employee of the Corporation to leave such employ or to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or solicit any customers of the Corporation to terminate its relationship with the Corporation.

         F. During the one-year period following Executive's termination of employment by Executive for other than Good Reason or by the Corporation for Cause (the "Restricted Period") (or

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          following the expiration of this Agreement), Executive shall not render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in the generic pharmaceutical business, or any other activities competitive with any activities in which the Corporation or any of its affiliates is engaged at any time during the Restricted Period (such activities being herein called the "Corporation's Business"). During the Restricted Period, Executive shall not, without the prior written consent of the Corporation, hold an equity interest in any firm, partnership or corporation which competes with the Corporation's Business, except that beneficial ownership by Executive (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less than five (5%) percent of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as the Corporation's Business, if such stock is listed on a national securities exchange or publicly traded in over-the-counter market, shall not constitute a breach of the covenants contained in this Article V. The provisions contained in this Article V as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Article V is determined to be invalid or unenforceable, such provisions shall be deemed

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         modified so as to be valid and enforceable to the full extent lawfully permitted.

                                  ARTICLE VI.

                                    Bonuses

         A. The Board of Directors of the Corporation will consider, and nothing herein shall preclude the Corporation's Board of Directors from, awarding Executive bonuses based on performance as they may, at any time or from time to time determine.

                                 ARTICLE VII.

                                  Stock Award

         A. Pursuant to Section 7.1.2 of Article VII of the Prior Agreement, the Corporation has granted to Executive an option to purchase 50,000 shares of the Corporation's common stock at a price per share equal to $8.50 (the "Prior Award"). It is agreed that the number of shares of common stock which may be purchased upon the exercise of the Prior Award shall be reduced to 25,000 shares, with the option for the remaining 25,000 shares being cancelled. In accordance with the terms of the Prior Award, such remaining option shall continue to vest, for so long as the Executive shall remain in the employ of the Corporation, in accordance with the following schedule: (i) one-third (1/3) of the remaining option shall vest on October 1, 1996

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           and (ii) the remaining two-thirds (2/3) of the remaining option shall vest in increments of one-twenty fourths (1/24) per month for the 24 months following October 1, 1996.

         B. The remaining portion of the Prior Award shall continue to be subject to the terms of the stock option plan adopted by the Corporation.

         C. The option to purchase 25,000 shares of the Corporation's common stock provided for in Section 7.1.1 of Article VII of the Prior Agreement shall be terminated effective immediately, and shall no longer be exercisable, in whole or in part.

                                 ARTICLE VIII.

                           Other Employment Benefits

         A. The Corporation shall provide Executive with medical and hospitalization insurance coverage and retirement plans which in each case are no less favorable to Executive than those plans provided to the Corporation's senior executive officers generally. The Corporation shall also provide Executive with life insurance coverage having a death benefit payable to a beneficiary selected by Executive equal to $250,000 and disability insurance which provides salary replacement benefits, not to exceed $250,000 in the aggregate, in the event Executive becomes incapacitated.

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         B. During the term of employment, Executive shall be entitled to three weeks of paid vacation each year and to participate in or receive benefits under any other employee benefit plan, arrangement or perquisite made available by the Corporation now or in the future to its senior executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangement and perquisites.

         C. The Corporation shall reimburse Executive for all reasonable expenses for promoting the business of the Corporation, including expenses for travel and similar items, from time to time upon presentation by Executive of any itemized account of such expenditures in accordance with the Corporation's policies.

         D. The Corporation shall pay the reasonable lodging costs of the Executive in the Philadelphia, PA metropolitan area at a mutually agreed upon location and the reasonable transportation costs of the Executive between Charlotte, NC and Philadelphia, PA until the Executive makes a permanent move to the Philadelphia, PA metropolitan area. Such a permanent move shall occur within a reasonable time from the date hereof but in no event later than July 31, 1996.

         E. The Corporation shall reimburse Executive up to $12,000 for expenses incurred pursuant to the Executive's permanent move to the Philadelphia, PA metropolitan area. These

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          expenses must be supported by the appropriate documentation and may include expenses such as moving, title closing and real property taxes due and owing upon the title closing.

                                  ARTICLE IX.

                               Key Man Insurance

         A. The Corporation may, in its sole and absolute discretion, at any time after the date hereof, apply for and procure as owner for its own benefit life insurance on Executive, in such amount and in such form or forms as the Corporation may determine. Executive shall, at the Corporation's request, subject to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Corporation has applied for such insurance.

                                  ARTICLE X.

                                  Assignment

         A. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Corporation. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.


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                                  ARTICLE XI.

                               Entire Agreement

         The Executive and Corporation hereby agree that, effective upon the execution of this Agreement, and notwithstanding any provision in the Prior Agreement to the contrary, the Prior Agreement shall be null and void in all respects, and that this Agreement shall supersede in its entirety the Prior Agreement, except as specifically provided in Article VII hereof.

                                 ARTICLE XII.

                                Applicable Law

         A. The Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.



                                     GLOBAL PHARMACEUTICAL CORPORATION


                                     By: /s/  Max L. Mendelsohn
                                         -------------------------------------
                                          Max L. Mendelsohn, President & CEO


                                         /s/  Pieter Groenewoud
                                         -------------------------------------
                                         Pieter Groenewoud